UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – May 26, 2006

TXU CORP.

(Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411

(Address of principal executive offices, including zip code)

TXU ENERGY COMPANY LLC

(Exact name of registrant as specified in its charter)

DELAWARE	33-108876	75-2967817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411

(Address of principal executive offices, including zip code)

Registrants’ telephone number, including Area Code – (214) 812-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01, 2.03 and 9.01 apply to TXU Corp. and TXU Energy Company LLC (“Energy Holdings”).

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 26, 2006, Energy Holdings entered into a $1.5 billion, 364-day Revolving Credit Agreement with certain lenders parties thereto (together with their successors and assigns, the “Lenders”), Credit Suisse, Cayman Islands Branch, as administrative agent for the Lenders, and as fronting bank for letters of credit issued thereunder, and Lehman Brothers Bank, as fronting bank for letters of credit issued thereunder (the “Credit Agreement”). The facilities provided under the Credit Agreement may be used for working capital and other general corporate purposes, including letters of credit and advances to affiliates.

Total extensions of credit under the Credit Agreement may not exceed $1.5 billion of which $1.0 billion is available for letters of credit. The facility will expire on May 25, 2007, at which time all outstanding amounts under the facility will be due and payable and outstanding letters of credit will expire.

The terms of the facility are comparable to terms of the majority of Energy Holdings’ other facilities. More specifically, rates for borrowing under the Credit Agreement are based upon whether the borrowing is a Eurodollar loan or an Alternate Base Rate loan. Eurodollar loans will bear interest at a rate per annum of LIBO plus an applicable margin of 0.375%. Alternate Base Rate loans will bear interest at a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater or (i) the federal funds rate plus 1/2 of 1% or (ii) the prime rate.

Under the terms of the Credit Agreement, Energy Holdings has agreed to pay a fronting fee and a letter of credit fee with respect to letters of credit issued under the Credit Agreement. The fronting fee is equal to 0.125% of the stated amount of each letter of credit. The letter of credit fee is based on the face amount of the letter of credit calculated at a rate per annum equal to 0.375%.

The Credit Agreement contains usual and customary covenants for credit facilities of this type, including covenants limiting liens, mergers and substantial asset sales or acquisitions. The Credit Agreement provides that the ratio of consolidated earnings available for fixed charges to consolidated fixed charges (as both terms are defined in the Credit Agreement) as of the end of each quarter of each fiscal year of Energy Holdings be no less than 2.00 to 1.00. In addition, ratios of consolidated senior debt to consolidated total capitalization (as both terms are defined in the Credit Agreement) as of the end of each quarter of each fiscal year of Energy Holdings shall not be greater than 0.60 to 1.00.

In the event of a default by Energy Holdings under the Credit Agreement, including cross-defaults relating to indebtedness in a principal amount in excess of $50 million of Energy Holdings or its subsidiaries, the lenders may terminate the commitments made under the Credit Agreement, declare the amount outstanding, including all accrued interest and unpaid fees, payable immediately, and enforce any and all rights and interests created and existing under the Credit Agreement, including all rights of set-off and all other rights available at law.

With respect to the other parties to the Credit Agreement, Energy Holdings has or may have had customary banking relationships based on the provision of a variety of financial services, including investment banking, underwriting, lending, commercial banking and other advisory services. None of these services are material to Energy Holdings individually or in the aggregate with respect to any individual party.

The foregoing summary of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, filed herewith as Exhibit 10.1.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth in Item 1.01 hereof is hereby incorporated by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
10.1	$1.5 Billion Revolving Credit Agreement, dated May 26, 2006, by and among TXU Energy Company LLC, certain lenders parties thereto, Credit Suisse, Cayman Islands Branch, as administrative agent, and as fronting bank, and Lehman Brothers Bank, as fronting bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TXU CORP.

By:	/s/ Stan J. Szlauderbach
Name:	Stan J. Szlauderbach
Title:	Senior Vice President and Controller

TXU ENERGY COMPANY LLC

By:	/s/ Stan J. Szlauderbach
Name:	Stan J. Szlauderbach
Title:	Senior Vice President and Controller

Dated: May 26, 2006